Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President / Chief Financial Officer
Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moody, Dow Jones, Investor Relations Service

September 8, 2004	11:20 a.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES ANNOUNCES CHANGES IN BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares (Nasdaq: UBSH - News) is pleased to announce the election of Patrick J. McCann and Hullihen W. Moore to its Board of Directors.

“We are pleased to have Pat and Hullie join our Board of Directors,” said Ronald L. Hicks, Chairman of the Board of Union Bankshares Corporation. “Pat brings a wealth of financial experience in banking to our Board, as well as a familiarity with our markets, particularly in the Charlottesville area. Hullie’s background and experience make him a strong addition to the Union Bankshares team.

Patrick J. McCann is a private investor and a director of Guaranty Bank. He served as director and was a member of the executive committee and audit committee of Guaranty Financial Corporation from February 2000 until its acquisition by Union Bankshares Corporation in May 2004. Between 1998 and 2000 Mr. McCann was CFO of the Florida division of Bank of America. Prior to that time, Mr. McCann served in various financial roles at Barnett Banks between 1987 and 1997, including Regional Chief Financial Officer, Chief Accounting Officer and Corporate Controller culminating with his role as Corporate Director of Finance. His work experience includes roles as Director of Internal Audit for an $800 million thrift and as Controller for a $1.7 billion thrift, as well as Senior Auditor for Deloitte & Touche. Mr. McCann is a 1979 graduate of Florida State University with a B.S. in Accounting. Mr. McCann lives in the Charlottesville area with his wife and three sons.

“It is an honor to join the Board of Union Bankshares Corporation which has quietly grown to be a strong and respected player in Virginia’s financial markets”, said Mr. McCann. “Their progressive philosophy and customer-focused approach are trademarks that successful companies aspire to, particularly in the current business environment. I look forward to being a part of the Union Bankshares organization and contributing to and sharing in its success.”

Hullihen W. Moore served as a member of the State Corporation Commission of Virginia from February 1992 through January 2004. For the twenty-five years prior to that time he practiced law in Richmond, Virginia, concentrating in administrative and public utility law. Mr. Moore also taught public utility law and economic regulation at the law schools of the College of William and Mary, Washington and Lee University and the University of Virginia. He is a past President of the Mid-Atlantic Conference of Regulatory Utilities Commissioners and a past President of the Southeastern Association of Regulatory Utility Commissioners. Mr. Moore is a graduate of Washington and Lee University with a major in philosophy. He received his law degree from the University of Virginia where he served on the Editorial Board of the Virginia Law Review. He also served as Editor of The Virginia Lawyer and has authored numerous articles in the regulatory law area. Mr. Moore is also an accomplished landscape photographer whose work was published by the University of Virginia in a book of his work, Shenandoah: Views of Our National Park.

Mr. Moore said, “I am pleased and honored to be elected to the Board of Directors of Union Bankshares Corporation. Their progressive philosophy, customer service standards and financial performance are trademarks successful companies aspire to achieve. I look forward to being a part of the Union Bankshares organization and to working with the Board and management to continue the success they have achieved.”

The Company also announces the resignation of Bob Sledd from its Board to devote additional time to the significant demands of his role as Chairman of the Board and CEO of Performance Food Group Company (NASDAQ: PFGC). Subsequent to Mr. Sledd joining the Union Bankshares Corporation Board, the Chief Executive Officer of PFGC resigned and Mr. Sledd was elected CEO. Mr. Hicks said, “Bob has been a strong resource in his limited time on our Board and, while we understand the increased demands on his time, we are sorry to lose such a valuable asset to our organization.”

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (23 locations in the counties of Caroline, Chesterfield, Hanover, Henrico, King George, King William, Spotsylvania, Stafford, Westmoreland and the City of Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Guaranty Bank (7 locations in the counties of Albemarle, Fluvanna and Nelson and the City of Charlottesville), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg in Williamsburg and Newport News. Union Bank & Trust also operates a loan production office in Manassas, Virginia. The Company also provides customer convenience through surcharge-free access to 36 ATM machines located in Food Lion stores throughout the Company’s trade area. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.